AMENDMENT to THE INVENTORY INTERMEDIATION AGREEMENT

THIS AMENDMENT to THE INVENTORY INTERMEDIATION AGREEMENT (this “Amendment”), dated as of March 29, 2019, is made by and between (i) J. Aron & Company LLC, a New York limited liability company (“Aron”) located at 200 West Street, New York, New York 10282-2198, and (ii) PBF Holding Company LLC (“PBFH”), jointly and severally with its wholly-owned subsidiary, Paulsboro Refining Company LLC (“PRCLLC” and collectively with PBFH, “PRC”), both Delaware limited liability companies that have a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (each of Aron and PRC are referred to individually as a “Party” or collectively as the “Parties”).

RECITALS

Aron and PRC are parties to that certain Amended and Restated Inventory Intermediation Agreement dated as of May 29, 2015 (as from time to time amended prior to the date hereof, the “Agreement”) relating to the purchase by Aron from PRC (and thereafter the sale by Aron to PRC) of the refined products specified on Schedules A and B to the Agreement upon the terms and conditions set forth therein; and

Aron and PRC wish to amend the Agreement as hereinafter provided;

Accordingly, the Parties hereby agree as follows:

Article I. Definitions; Interpretation

Section 1.01 Terms Defined in the Agreement.

(a)	Defined Terms. All capitalized terms used in this Amendment (including in the recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

(b)	Interpretation. The rules of construction set forth in Sections 1.2, 1.3, 1.4 and 1.5 of the Agreement shall apply to this Amendment as if incorporated herein in full.
Article II. Amendments to the Agreement

Section 2.01 Amendment. Upon the effectiveness of this Amendment as provided in Section 3.04 hereof:

(a)	Section 2.4 of the Agreement is hereby amended and restated in its entirety to read as follows:
2.4 General Early Termination Right. In addition to the termination rights in Section 2.3 and 2.5, PRC may, at its option and in its sole discretion, by providing no less than 60 days’ prior written notice to Aron, to be effective at 11:59:59 p.m. EPT on January 1, 2019 or, if later, at 11:59:59 p.m. EPT on the first day of the month immediately following the month during which such 60-day notice period expires

(unless such 60-day notice period expires on the first day of a month, in which event such termination will be effective on such day), terminate this Agreement, in which case this Agreement shall terminate in its entirety and the Early Termination Fee will be due and payable by PRC to the extent applicable as set forth in Section 3.8.8 as part of the Step-out Payment Amount.

(b)	Section 17.3.3 of the Agreement is hereby amended and restated in its entirety to read as follows:
17.3.3 PRC agrees that, other than in connection with a refinancing of the 7.00% senior notes due 2023 issued by PBFH (the “2023 Notes”) or the 7.25% senior notes due 2025 issued by PBFH (the “2025 Notes” and, together with the 2023 Notes, the “Senior Notes”) or the issuance of notes to effectively replace the Senior Notes, it will not incur, create, assume or guaranty any Specified Indebtedness if, in connection with such incurrence, creation, assumption or guaranty or proposed incurrence, creation, assumption or guaranty of Specified Indebtedness, the ratings assigned to the Senior Notes, or any applicable refinancing of such notes, are (or would be) lower than B3 (or its then-current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto) and B (or its then-current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto), as rated by both such rating agencies.

For the purposes of the foregoing, “Specified Indebtedness” means: the (i) obligations described in clauses (a), (b) and (f) (but only with respect to such clause (f) for obligations of third parties that are not Affiliates of PRC and are secured as described in such clause (f)), in each case as set forth in the such clauses in the definition of “Indebtedness” in the Revolving Credit Agreement; and (ii) reimbursement obligations in respect of letters of credit, letters of guaranty, bankers’ acceptable and similar instruments; provided, however, that Specified Indebtedness shall not include in any event any reimbursement obligations relating to letters of credit (w) used in the ordinary course in connection with the purchase or financing of hydrocarbon assets (including feedstocks) or the transportation thereof, (x) used in connection with any hedging obligations (including commodities, currency and/or interest rate hedges) incurred in the ordinary course of business, (y) used in connection with self-insurance obligations, insurance premiums, workers’ compensation, unemployment insurance, performance of surety bonds, bankers’ acceptances, or the satisfaction of applicable legal or regulatory requirements (including in respect of environmental and other regulatory obligations, to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, or to secure liability for premiums to insurance brokers, carriers or insurance companies or (z) additional obligations incurred in the ordinary course of business in an amount not to exceed $100,000,000 of face value of any such reimbursement obligations at any time outstanding.

(c)	Section 18.1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:
18.1.3 Other than a default more specifically described in this Section 18.1, a Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or breaches a material covenant required under this Agreement or any Transaction Document (other than Section 17.3.3 of this Agreement), which, if capable of cure, is not cured to the reasonable satisfaction of the other Party (acting in good faith and in a commercially reasonable manner) within ten Business Days from the date that such Party receives written notice that corrective action is needed.

(d)	Article 18 of the Agreement is hereby amended by adding a new Section 18.2.9 immediately after Section 18.2.8 thereof, which new Section 18.2.9 shall read in its entirety as follows:
18.2.9 At any time the terms and conditions of Section 17.3.3 shall not have been satisfied.

Article III. Miscellaneous

Section 3.01 Agreement Otherwise Not Affected; Other Transaction Documents.

(a)
Except for the amendments pursuant hereto, the Agreement remains unchanged. As amended pursuant hereto, the Agreement remains in full force and effect and is hereby ratified and confirmed in all respects. The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by a Party shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future.

(b)	PRC confirms that the other Transaction Documents continue to be in full force and effect, subject in the case of the Fee Letter to its amendment and restatement as contemplated by Section 3.04 below.

Section 3.02 No Reliance. Each Party hereby acknowledges and confirms that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

Section 3.03 Costs and Expenses. PRC shall pay all reasonable and documented out-of-pocket expenses incurred by Aron and its Affiliates in connection with the preparation, negotiation, execution and delivery of this Amendment.

Section 3.04 Effectiveness; Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by PRC, Aron and their respective successors and assigns as of the date on which it has been executed by each of the Parties hereto.

Section 3.04 Effectiveness; Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by PRC, Aron and their respective successors and assigns as of the date on which it has been executed by each of the Parties hereto.

Section 3.05 Governing Law; Disputes; Jurisdiction. Section 22 of the Agreement (Governing Law & Disputes) shall apply to this Amendment as if incorporated herein in full.

Section 3.06 Counterparts. This Amendment may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile or electronic signature page were an original thereof.

Section 3.07 Entire Agreement; Amendments. The Agreement, as amended by and together with this Amendment, constitutes the entire agreement of the Parties regarding the matters contemplated herein and therein or related hereto and thereto and no representations or warranties shall be implied or provisions added hereto or thereto in the absence of a written agreement to such effect between the Parties. The Agreement, as amended by and together with this Amendment, may not be altered, amended, modified or otherwise changed in any respect except by a writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in the Agreement, as amended by and together with this Amendment, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the Agreement as of the date first above written.

J. ARON & COMPANY LLC

By:	/s/ Harsha V. Rajamani
	Name:	Harsha V. Rajamani
	Title:	Managing Director

PAULSBORO REFINING COMPANY LLC

By:	/s/ Erik Young
	Name:	Erik Young
	Title:	Senior Vice President and
Chief Financial Officer

PBF HOLDING COMPANY LLC

By:	/s/ Erik Young
	Name:	Erik Young
	Title:	Senior Vice President and
Chief Financial Officer